                                                                     EXHIBIT 5.1


               [WILSON SONSINI GOODRICH & ROSATI, PC LETTERHEAD]



                                 August 30, 2000


OmniSky Corporation
1001 Elwell Court
Palo Alto, CA  94303

Ladies and Gentlemen:

     We are acting as counsel for OmniSky Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 10,465,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company (including 1,365,000 shares subject to the underwriters' over-allotment option) to be offered and sold by the Company. In this regard, we have participated in the preparation of a Registration Statement on Form S-1 relating to such 10,465,000 shares of Common Stock. (Such Registration Statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Securities Act (a "Rule 462(b) registration statement") is herein referred to as the "Registration Statement.")

     We are of the opinion that the shares of Common Stock to be offered and sold by the Company (including any shares of Common Stock registered pursuant to a Rule 462(b) registration statement) have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                Very truly yours,

                                WILSON SONSINI GOODRICH & ROSATI,
                                Professional Corporation

                                /s/ Wilson Sonsini Goodrich & Rosati,
                                    Professional Corporation